Exhibit 99.1

The Stephan Co. Announces Revised Offer From Acquisition Group

FORT LAUDERDALE, Fla., March 22 /PRNewswire-FirstCall/ — The Stephan Co. (Amex: TSC-News) announced today that Gunhill Enterprises, Inc., a wholly-owned subsidiary of Eastchester Enterprises, Inc., which is owned by Frank F. Ferola, Thomas M. D’Ambrosio, John DePinto and Shouky A. Shaheen, all directors of Stephan, together with their affiliates (the “Acquisition Group”) has increased its offer to acquire all of the shares of the common stock of Stephan not already owned by the members of the Acquisition Group. Eastchester Enterprises, Inc. beneficially owns approximately 26.1% of Stephan’s outstanding common stock. In addition, Frank F. Ferola is Stephan’s Chairman and Chief Executive Officer and Messrs. D’Ambrosio, DePinto and Shaheen are members of the Board of Directors of Stephan. Under an amended and restated merger agreement, Stephan’s public stockholders, other than the members of the Acquisition Group, will be entitled to receive $4.60 in cash for each share they own (the “Merger Consideration”).

As previously announced, Stephan entered into the original merger agreement following approval by its Board of Directors, based in part upon the unanimous recommendation of a special committee comprised of non-management directors of Stephan’s Board of Directors. The special committee has received an updated opinion from SunTrust Robinson Humphrey that the new Merger Consideration is fair from a financial point of view to the stockholders other than the Acquisition Group, and the special committee has approved the terms of the amended and restated merger agreement. In addition to revising the consideration to be paid to stockholders, the amended and restated merger agreement, among other things, extends certain deadlines and includes certain other changes.

Completion of the transaction is subject to customary closing conditions including stockholder approval. Stephan stockholder approval will be solicited by means of a proxy statement, which will be mailed by Stephan to stockholders upon completion of the required Securities and Exchange Commission filing and review process.

Stephan stockholders are advised to read the revised preliminary proxy statement regarding the merger when it becomes available because it will contain important information. Stephan stockholders will be able to obtain a free copy of the proxy statement (once available) and other related documents filed by Stephan at the SEC’s website www.sec.gov. The proxy statement and the related documents may also be obtained from The Stephan Co., 1850 West McNab Road, Fort Lauderdale, FL 33309, Attention: Investor Relations.

The Stephan Co. is primarily engaged in the manufacturing, selling and distribution of hair care and personal care grooming products on both wholesale and retail level.

This report contains certain statements, including statements regarding the conditions to the merger as well as the approval of the proposed transaction by various parties, that are “forward-looking statements” within the meaning of the Private Securities Reform Act of 1995 that represent the expectations or beliefs of Stephan concerning future results. Investors are cautioned that reliance on forward-looking statements involves risks and uncertainties, and although Stephan believes that the assumptions on which the forward-looking statements contained herein are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based upon those assumptions also could be incorrect. Factors that might affect such forward-looking statements include, among others, overall economic and business conditions, the demand for our products, competitive factors in the industry, and regulatory approvals of the merger. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in The Stephan Co. filings with the Securities and Exchange Commission.